As filed with the Securities and Exchange Commission on February 27, 2017

Registration No. 333‑_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WINDSTREAM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-2847717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4001 Rodney Parham Road, Little Rock, Arkansas	72212
(Address of Principal Executive Offices)	(Zip Code)

EarthLink Holdings Corp. 2016 Equity and Cash Incentive Plan
EarthLink Holdings Corp. 2011 Equity and Cash Incentive Plan
(Full title of the plan)

Kristi Moody, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
(Name and address of agent for service)

(501) 748-7000
(Telephone number, including area code, of agent for service)

Copies to:
Geoffrey D. Neal
Kutak Rock LLP
124 West Capitol Ave. Suite 2000
Little Rock, Arkansas 72201
(501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.0001 Par Value	11,177,459	$7.04	$78,689,311.36	$9,120.09(4)

(1)
This registration statement (this “Registration Statement”) registers the issuance of 11,177,459 shares (the “Shares”) of the common stock, $0.0001 par value, of Windstream Holdings, Inc., a Delaware corporation (the “Registrant”). The Shares represent the aggregate number of shares subject to outstanding restricted stock units and available for future issuance under the EarthLink Holdings Corp. 2016 Equity and Cash Incentive Plan (the “2016 Plan”) and the EarthLink Holdings Corp. 2011 Equity and Cash Incentive Plan (the “2011 Plan” and together with the 2016 Plan, the “Plans”) assumed by the Registrant in connection with its acquisition of EarthLink Holdings Corp., a Delaware corporation (“EarthLink”), pursuant to an Agreement and Plan of Merger dated as of November 5, 2016 (the “Merger Agreement”). The Shares consist of approximately 7,282,700 shares under the 2016 Plan and 3,894,759 shares under the 2011 Plan. The number of Shares subject to outstanding awards or available for issuance under the Plans as of the closing of the transactions contemplated by the Merger Agreement and registered hereunder have been calculated pursuant to the exchange ratio set forth in the Merger Agreement.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of shares of the Registrant’s Common Stock that may be offered or sold as a result of any adjustments based on stock splits, stock dividends or similar events provided under the employee benefit plan described above.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the shares of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on February 17, 2017.

(4)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001159 by the proposed maximum aggregate offering price.

EXPLANATORY NOTE

On November 5, 2016, the Registrant, Europa Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of the Registrant (“Merger Sub 1”), Europa Merger Sub, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of the Registrant (“Merger Sub 2”), and EarthLink entered into the Merger Agreement, pursuant to which, among other things, Merger Sub 1 would be merged with and into EarthLink (the “Merger”), with EarthLink surviving as a wholly-owned subsidiary of the Registrant, and, immediately following the Merger, EarthLink would be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company (the “Subsequent Merger” and, and, together with the Merger, the “Mergers”).

On February 27, 2017, upon the consummation of the Mergers, the separate corporate existence of EarthLink ceased. In connection with the Mergers, certain restricted stock units covering EarthLink common stock granted under the Plans outstanding as of the effective time of the Merger (the “Effective Time”) were assumed by the Registrant and converted at the Effective Time into restricted stock units covering shares of common stock, $0.0001 par value, of the Registrant (the “Registrant Common Stock”). The Registrant also assumed the remaining shares available for issuance under the 2016 Plan and intends to make future grants under such plan. This Registration Statement registers the aggregate number of shares of Registrant Common Stock that may be issued pursuant to such assumed restricted stock units and that are available for future grants under the 2016 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information required in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act. Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated herein by reference as of their respective dates of filing with the Commission:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 25, 2016;

(b)
The Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the Commission on May 5, 2016, August 4, 2016 and November 7, 2016;

(c)
The Registrant’s current reports on Form 8-K filed with the Commission on February 12, 2016, March 14, 2016, March 30, 2016, May 16, 2016, July 29, 2016, September 7, 2016, September 12, 2016, November 7, 2016 (only with respect to Item 8.01 therein), November 10, 2016, November 28, 2016, February 17, 2017, February 24, 2017 and February 27, 2017; and

(d)
The description of the Registrant’s Common Stock contained in the Form 8-A, filed with the Commission on December 8, 2009, pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), as modified by the Registrant's Current Reports on Form 8-K, filed with the Commission on February 19, 2010, February 14, 2014, April 27, 2015, September 18, 2015, November 19, 2015, November 10, 2016 and February 27, 2017, and including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law ( the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation eliminates, to the fullest extent permitted by the DGCL, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize further elimination or limiting of directors’ personal liability, then the Registrant’s Amended and Restated Certificate of Incorporation provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the DGCL.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding-other than an action by or in the right of the corporation-by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation, or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply. The DGCL requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation provides that (a) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions, (b) the Registrant may indemnify its other employees and agents as set forth in the DGCL, (c) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain conditions and (d) the rights conferred by the Amended and Restated Certificate of Incorporation are not exclusive.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The Registrant maintains a director and officer insurance policy which insures the directors and officers of the Registrant against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.

In addition, the Registrant has entered into separate indemnification agreements with certain of its current and former directors and executive officers. The indemnification agreements provide generally that the Registrant will indemnify and advance expenses to the fullest extent permitted by applicable law. Each director and executive officer party to an indemnification agreement is entitled to be indemnified against all expenses, judgments, penalties and amounts paid in settlement actually and reasonably incurred.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit Index following the signature page, which is incorporated herein by reference.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on February 27, 2017.

WINDSTREAM HOLDINGS, INC.

By:	/s/ Tony Thomas
Name:	Tony Thomas
Title:	President and Chief Executive Officer

Each of the undersigned officers and directors of Windstream Holdings, Inc., a Delaware corporation, hereby constitutes and appoints Tony Thomas, Robert E. Gunderman, and Kristi Moody and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tony Thomas	President, Chief Executive Officer and	February 27, 2017
Tony Thomas	Director (Principal Executive Officer)

/s/ Robert E. Gunderman	Chief Financial Officer	February 27, 2017
Robert E. Gunderman	(Principal Financial Officer)

/s/ John Eichler	Vice President and Controller	February 27, 2017
John Eichler	(Principal Accounting Officer)

/s/ Jeffrey T. Hinson	Chair, Director	February 27, 2017
Jeffrey T. Hinson

/s/ Carol B. Armitage	Director	February 27, 2017
Carol B. Armitage

/s/ Samuel E. Beall III	Director	February 27, 2017
Samuel E. Beall III

/s/ Jeannie H. Diefenderfer	Director	February 27, 2017
Jeannie H. Diefenderfer

/s/ William G. LaPerch	Director	February 27, 2017
William G. LaPerch

/s/ Larry Laque	Director	February 27, 2017
Larry Laque

/s/ Michael G. Stoltz	Director	February 27, 2017
Michael G. Stoltz

/s/ Alan L. Wells	Director	February 27, 2017
Alan L. Wells

EXHIBIT INDEX
The exhibits filed as a part of this registration statement are listed below:

Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Windstream Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed August 30, 2013)

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Windstream Holdings Inc., effective as of April 26, 2015 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 27, 2015)

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Windstream Holdings Inc., effective as of February 24, 2017 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 27, 2017)

4.4
Certificate of Designations of Series A Participating Preferred Stock of Windstream Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 18, 2015)

4.5	Third Amended and Restated Bylaws of Windstream Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 19, 2015)

5.1*	Opinion of Kutak Rock LLP

23.1*	Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Powers of Attorney (included on signature pages)

99.1*	EarthLink Holdings Corp. 2011 Equity and Cash Incentive Plan

99.2*	EarthLink Holdings Corp. 2016 Equity and Cash Incentive Plan
__________________
* Filed herewith